EXHIBIT 2.1


                                                         [BLACKLINED TO REFLECT
                                                        TECHNICAL MODIFICATIONS]



                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                            )    Chapter 11
                                                  )
CM HOLDINGS, INC.,                                )
CAMELOT MUSIC, INC.,                              )     Case Nos. 96-1247
G.M.G. ADVERTISING, INC.                          )    through 96-1250 (PJW)
and GRAPEVINE RECORDS                             )
  AND TAPES, INC.,                                )    Jointly Administered
                                                  )
                           Debtors.               )

             SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

                                       OF

                     CM HOLDINGS, INC., CAMELOT MUSIC, INC.,
                            G.M.G. ADVERTISING, INC.
                      AND GRAPEVINE RECORDS AND TAPES, INC.

                                November 7, 1997

                                  White & Case
                           1155 Avenue of the Americas
                            New York, New York 10036
                       Attn: Howard S. Beltzer (HSB-5721)
                          Evan C. Hollander (ECH-0191)
                        Michael C. O'Sullivan (MCO-2355)
                                 (212) 819-8200

                                       and

                        Young, Conaway, Stargatt & Taylor
                        11th Floor - Rodney Square North
                                  P.O. Box 391
                           Wilmington, Delaware 19899
                      Attn: James L. Patton, Jr. (No. 2022)
                            S. David Peress (No.2679)
                                 (302) 571-6600

                           Co-Counsel for Debtors and
                              Debtors in Possession


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                                TABLE OF CONTENTS

                                                                            Page


INTRODUCTION.................................................................  1

ARTICLE I.      DEFINITIONS AND RULES OF INTERPRETATION......................  1
         1.01.  Definitions..................................................  1
         1.02.  Rules of Interpretation...................................... 14
         1.03.  Incorporation of Exhibits.................................... 14

ARTICLE II.     PROVISIONS FOR TREATMENT OF
                  ADMINISTRATIVE EXPENSE CLAIMS.............................. 15
         2.01.  Allowance of Administrative Expense Claims................... 15
         2.02.  Payment of Administrative Expense Claims..................... 15

ARTICLE III.    PROVISIONS FOR TREATMENT OF PRIORITY TAX
                  CLAIMS..................................................... 16
         3.01.  Priority Tax Claims.......................................... 16

ARTICLE IV.     CLASSIFICATION OF CLAIMS AND INTERESTS....................... 16
         4.01.  Class 1 Claims............................................... 16
         4.02.  Class 2 Claims............................................... 17
         4.03.  Class 3 Claims............................................... 17
         4.04.  Class 4 Claims............................................... 17
         4.05.  Class 5 Claims............................................... 17
         4.06.  Class 6 Claims............................................... 18
         4.07.  Class 7 Interests............................................ 18

ARTICLE V.      PROVISIONS FOR TREATMENT OF CLAIMS AND
                  INTERESTS.................................................. 18
         5.01.  Prepetition Lender Secured Claims (Class 1-A)................ 18
         5.02.  Miscellaneous Secured Claims (Classes 2-A through 2-D)....... 19
         5.03.  Classified Priority Claims (Classes 3-A through 3-D)......... 20
         5.04.  Prepetition Lender Deficiency Claims (Class 4-A)............. 20
         5.05.  General Unsecured Claims (Classes 5-A through 5-D)........... 20
         5.06.  Subordinated Debenture Claims (Class 6-A).................... 22
         5.07.  Interests (Classes 7-A through 7-D).......................... 22

ARTICLE VI.     IDENTIFICATION OF CLASSES OF CLAIMS AND
                  INTERESTS IMPAIRED AND NOT IMPAIRED BY THE
                  PLAN; ACCEPTANCE OR REJECTION OF THE PLAN.................. 23
         6.01.  Acceptance by an Impaired Class of Creditors................. 23
         6.02.  Voting Classes............................................... 23
         6.03.  Classes Not Receiving or Retaining Property
                  Deemed to Reject the Plan.................................. 23
         6.04.  Unimpaired Classes Conclusively Presumed to
                  Accept the Plan............................................ 23
         6.05.  Confirmation Pursuant to Section 1129(b)..................... 23

ARTICLE VII.    UNEXPIRED LEASES AND EXECUTORY
                  CONTRACTS.................................................. 24
         7.01.  Assumption and Rejection..................................... 24
         7.02.  Assignment................................................... 24
         7.03.  Cure of Defaults............................................. 24
         7.04.  Rejection Damages............................................ 25

ARTICLE VIII.   OPERATION AND MANAGEMENT OF
                  REORGANIZED DEBTORS........................................ 25
         8.01.  Corporate Governance; Directors and Officers................. 25
         8.02.  Appointment of Directors; Retention of Officers.............. 26
         8.03.  Option Plan.................................................. 26

ARTICLE IX.     MEANS FOR IMPLEMENTATION OF THE PLAN......................... 28
         9.01.  Creation of New Subsidiaries; Transfer Agreements;
                  Wall Asset Purchase Agreement.............................. 28
         9.02.  Operations Between the Confirmation Date and
                  the Effective Date......................................... 28
         9.03.  Revesting and Transfer of Assets............................. 28
         9.04.  Cancellation of Securities................................... 29
         9.05.  Closing of Books Related to Cancelled Securities............. 29
         9.06.  Allowance of Claims Subject to Section 502(d)................ 29
         9.07.  Right of Setoff.............................................. 29

ARTICLE X.      PROVISIONS COVERING DISTRIBUTIONS............................ 30
         10.01. Timing of Distributions...................................... 30
         10.02. New Common Stock............................................. 30
         10.03. New Common Stock Distributions............................... 30
         10.04. Fractional Shares............................................ 30
         10.05. Administration of Exchange Option............................ 31
         10.06. Fractional Dollars........................................... 31
         10.07. Compliance With Tax Requirements............................. 32
         10.08. Persons Deemed Holders of Registered Securities.............. 32
         10.09. Distribution of Unclaimed Property........................... 32

ARTICLE XI.     RESOLUTION OF DISPUTED CLAIMS................................ 33
         11.01. Objections to Claims......................................... 33
         11.02. Procedure.................................................... 33
         11.03. Estimation................................................... 33

ARTICLE XII.    DISCHARGE, RELEASE AND PRESERVATION OF CLAIMS................ 33
         12.01. Discharge and Termination.................................... 33
         12.02. Distributions in Complete Satisfaction....................... 34
         12.03. Injunction................................................... 34
         12.04. Release by Debtors and Debtors in Possession................. 34
         12.05. Release by Holders of Claims and Interests................... 35
         12.06. Exculpation.................................................. 36
         12.07. Indemnification Obligations.................................. 36
         12.08. Preservation of Insurance.................................... 37
         12.09. Subordination................................................ 37

ARTICLE XIII.   CONDITIONS TO CONSUMMATION OF THE PLAN....................... 37
         13.01. Conditions................................................... 37
         13.02. Consummation................................................. 38

ARTICLE XIV.    RETENTION OF JURISDICTION.................................... 39
         14.01. Jurisdiction of Bankruptcy Court............................. 39
         14.02. Exception to Jurisdiction of Bankruptcy Court................ 40

ARTICLE XV.     MISCELLANEOUS PROVISIONS..................................... 41
         15.01. Binding Effect of the Plan................................... 41
         15.02. Nonvoting Stock.............................................. 41
         15.03. Authorization of Corporate Action............................ 41
         15.04. Listing of Stock............................................. 41
         15.05. Retiree Benefits............................................. 41
         15.06. Withdrawal of the Plan....................................... 42
         15.07. Final Order.................................................. 42
         15.08. Notice  ..................................................... 42
         15.09. Dissolution of Committee..................................... 43
         15.10. Amendments and Modifications................................. 43
         15.11. Time......................................................... 43
         15.12. Section 1145 Exemption....................................... 43
         15.13. Section 1146 Exemption....................................... 43


EXHIBITS(1)

Exhibit A     Camelot Distribution Co. Transfer Agreement
Exhibit B     Camelot Midwest Region Transfer Agreement
Exhibit C     Camelot Northeast Region Transfer Agreement
Exhibit E     Camelot Southeast Region Transfer Agreement
Exhibit F     Camelot Western Region Transfer Agreement
Exhibit G     Customary Trade Terms Commitment and Option Exercise Notice
Exhibit H     Qualified Option Plan

--------
(1) The Exhibits to this Plan are voluminous and in some cases have not been finalized, and accordingly will be compiled in a separate package to be Filed with the Bankruptcy Court at least five (5) Business Days prior to the first scheduled date for Confirmation Hearing.

                    DEBTORS' SECOND AMENDED JOINT CHAPTER 11
                             PLAN OF REORGANIZATION



     THE DEBTORS PROPOSE THIS SECOND AMENDED JOINT PLAN OF REORGANIZATION PURSUANT TO SECTION 1121(a) OF THE BANKRUPTCY CODE. REFERENCE SHOULD BE MADE TO THE DEBTORS' DISCLOSURE STATEMENT, APPROVED BY THE BANKRUPTCY COURT ON NOVEMBER 7, 1997, WHICH PROVIDES PERTINENT INFORMATION REGARDING THE DEBTORS' BUSINESS AND THIS JOINT PLAN.

     Capitalized terms shall have the meanings set forth in Article I hereof.

                                  INTRODUCTION

Unconsolidated Plan

     The Debtors' Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court, and the Plan is being presented as a joint plan of reorganization of the Debtors for administrative purposes only. The Plan is not predicated upon a substantive consolidation of the Chapter 11 Cases and nothing herein shall be otherwise construed. Claims against, and Interests in, the Debtors (other than Administrative Expense Claims and Priority Tax Claims) are classified in Article IV hereof and treated in Article V hereof.

                                   ARTICLE I.

                     DEFINITIONS AND RULES OF INTERPRETATION

     1.01. Definitions. As used herein:

     "ADMINISTRATIVE EXPENSE CLAIM" means a cost or expense of administration of any of the Chapter 11 Cases allowable under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (i) Fee Claims, (ii) any fees assessed against the Debtors' estates under 28 U.S.C. ss. 1930, (iii) Ordinary Course Administrative Expense Claims, (iv) Approved Chapter 11 Liabilities and (v) Reclamation Claims.

     "AFFILIATE" means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person.

     "ALLOWED" means with respect to a Claim (other than an Administrative Expense Claim) that the Claim is allowed pursuant to the Plan in an amount set forth herein, or:

          A. Either (i) is set forth in a proof of claim that was timely Filed, or that by order of the Bankruptcy Court is not and will not be required to be Filed, or (ii) has been or hereafter is listed in the Schedules as liquidated in amount and not disputed or contingent; and

          B. Either (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (ii) such an objection has been so interposed and such Claim has been allowed by a Final Order;

and means, with respect to an Administrative Expense Claim, an Administrative Expense Claim that becomes "Allowed" as set forth in Section 2.01.

     "APPROVED CHAPTER 11 LIABILITIES" means any and all liabilities that have, with the approval of the Bankruptcy Court, been assumed by, or otherwise become binding upon, any of the Debtors at any time during the course of the Chapter 11 Cases through the Effective Date and includes, so long as approved by the Bankruptcy Court and not paid prior to the Effective Date, (i) all agreements relating to any indebtedness incurred by any of the Debtors during the course of the Chapter 11 Cases or credit extended to any of the Debtors at any such time,
(ii) all contracts and other obligations undertaken by, or imposed upon, any of the Debtors at any such time, and (iii) all unexpired leases and executory contracts entered into prior to the Petition Date and assumed by any of the Debtors at any such time.

     "ASSUMED CONTRACTS" means the executory contracts assumed by Camelot pursuant to Section 365(a) or Section 1123(b)(2) of the Bankruptcy Code as of the Effective Date.

     "ASSUMED LEASES" means the non-residential real property leases assumed by Camelot pursuant to Section 365(a) or Section 1123(b)(2) of the Bankruptcy Code as of the Effective Date.

     "ASSUMPTION  CLAIM" means any Claim arising under Section  365(b)(1)(A) and
(B) of the  Bankruptcy  Code with  respect to any  Assumed  Contract  or Assumed
Lease.

     "BANK AGENT" means The Chase Manhattan Bank, as Agent under the Prepetition Credit Agreement.

     "BANKRUPTCY CODE" means title 11 of the United States Code, as amended and supplemented from time to time.

     "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware.

     "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, as amended and supplemented from time to time.

     "BIG SIX VENDORS" means BMG Distribution,  Sony Music Entertainment,  Inc.,
Universal   Music  and   Video   Distribution,   Inc.,   Warner/Elektra/Atlantic
Corporation, PolyGram Group Distribution, Inc., and EMI Music Distribution.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

     "CAMELOT" means Camelot Music, Inc., a wholly-owned subsidiary of CMH.

     "CAMELOT CORPORATE HEADQUARTERS LEASE" means the agreement to be entered into between Reorganized Camelot and Camelot Distribution Co., Inc. as of the Effective Date, governing the lease of Camelot's corporate headquarters facility by Camelot Distribution Co., Inc. to Reorganized Camelot.

     "CAMELOT DISTRIBUTION CO., INC." means Camelot Distribution Co., Inc., a Delaware corporation and the transferee of assets under the Camelot Distribution Co. Transfer Agreement, and the lessor under the Camelot Corporate Headquarters Lease.

     "CAMELOT DISTRIBUTION CO. TRANSFER AGREEMENT" means the Transfer Agreement (substantially in the form of Exhibit A to the Plan) to be entered into between Camelot and Camelot Distribution Co., Inc. as of the Effective Date, providing for the transfer of certain assets to, and the assumption of certain liabilities by, Camelot Distribution Co., Inc.

     "CAMELOT MIDWEST REGION, INC." means Camelot Midwest Region, Inc., a Delaware corporation and the New Regional Subsidiary that is the transferee of assets under the Camelot Midwest Region Transfer Agreement.

     "CAMELOT MIDWEST REGION TRANSFER AGREEMENT" means the Transfer Agreement (substantially in the form of Exhibit B to the Plan) to be entered into between Camelot and Camelot Midwest Region, Inc. as of the Effective Date, providing for the transfer of certain assets to, and the assumption of certain liabilities by, Camelot Midwest Region, Inc.

     "CAMELOT NORTHEAST REGION, INC." means Camelot Northeast Region, Inc., a Delaware corporation and the New Regional Subsidiary that is the transferee of assets under the Camelot Northeast Region Transfer Agreement and the transferee of assets of The Wall in the event that such transfer is consummated on or after the Effective Date.

     "CAMELOT NORTHEAST REGION TRANSFER AGREEMENT" means the Transfer Agreement (substantially in the form of Exhibit C to the Plan) to be entered into between Camelot and Camelot Northeast Region, Inc. as of the Effective Date, providing for the transfer of certain assets to, and the assumption of certain liabilities by, Camelot Northeast Region, Inc.

     "CAMELOT SOUTHEAST REGION, INC." means Camelot Southeast Region, Inc., a Delaware corporation and the New Regional Subsidiary that is the transferee of assets under the Camelot Southeast Region Transfer Agreement.

     "CAMELOT SOUTHEAST REGION TRANSFER AGREEMENT" means the Transfer Agreement (substantially in the form of Exhibit E to the Plan) to be entered into between Camelot and Camelot Southeast Region, Inc. as of the Effective Date, providing for the transfer of certain assets to, and the assumption of certain liabilities by, Camelot Southeast Region, Inc.

     "CAMELOT WESTERN REGION, INC." means Camelot Western Region, Inc., a Delaware corporation and the New Regional Subsidiary that is the transferee of assets under the Camelot Western Region Transfer Agreement.

     "CAMELOT WESTERN REGION TRANSFER AGREEMENT" means the Transfer Agreement (substantially in the form of Exhibit F to the Plan) to be entered into between Camelot and Camelot Western Region, Inc. as of the Effective Date, providing for the transfer of certain assets to, and the assumption of certain liabilities by, Camelot Western Region, Inc.

     "CANCELLED SECURITY" means any note, bond, debenture, stock certificate or other instrument or investment security evidencing (i) an Impaired Claim or Impaired Interest outstanding immediately prior to the Effective Date or (ii) an obligation under the DIP Facility.

     "CASH" means money, currency and coins, negotiable checks and balances in bank accounts.

     "CAUSES OF ACTION" means any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

     "CHANGE IN CONTROL" means the occurrence of any of the following:

     (i) (A) any Person who is not a shareholder of Reorganized CMH on the Effective Date, together with any Affiliate of such Person, in the aggregate become beneficial owners, directly or indirectly, of 35% or more of the New Common Stock then outstanding or (B) any Person who is a shareholder of Reorganized CMH on the Effective Date, together with any Affiliate of such Person, in the aggregate become beneficial owners, directly or indirectly, of 50% or more of the New Common Stock then outstanding; or

     (ii) individuals who on the Effective Date constituted the board of directors of Reorganized Camelot or Reorganized CMH (together with any new directors whose election by the board of directors of Reorganized Camelot or Reorganized CMH , or whose nomination for election by the shareholders of Reorganized Camelot or Reorganized CMH, was approved by a vote of a majority of the directors of Reorganized Camelot or Reorganized CMH then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Reorganized Camelot or Reorganized CMH then in office; or

     (iii)the shareholders of Reorganized CMH approve any transaction or series of transactions under which any of the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc. are merged or consolidated with any other company, other than (A) a merger or consolidation which would result in the voting securities of Reorganized CMH or the direct or indirect subsidiary thereof party to such merger or consolidation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the merged entity immediately after such merger or consolidation or (B) any transaction or series of transactions implemented pursuant to the Plan; or

     (iv) the shareholders of Reorganized CMH approve a plan of liquidation of any of the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc., or an agreement for the sale or disposition of all or substantially all of the assets of any of the
          Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc., other than a sale or disposition of all or substanti- ally all of the assets of any of the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc. to an Affiliate of such respective Person or Persons.

     "CHAPTER 11 CASES" means the cases under Chapter 11 of the Bankruptcy Code voluntarily commenced by the Debtors on the Petition Date.

     "CLAIM" means any claim against one or more of the Debtors within the meaning of Section 101(5) of the Bankruptcy Code.

     "CLASS"  means any group of Claims or Interests as  classified  pursuant to
Article IV of the Plan.

     "CLASSIFIED PRIORITY CLAIMS" means any and all Claims entitled to priority in payment under Section 507(a) of the Bankruptcy Code other than Administrative Expense Claims and Priority Tax Claims.

     "CMH" means CM Holdings, Inc.

     "CMH GUARANTY" means the Holdings Guarantee dated as of November 12, 1993 by and among CMH (as guarantor) and the Prepetition Lenders, pursuant to which CMH guaranteed all of Camelot's obligations to the Prepetition Lenders arising under or in connection with the Prepetition Credit Agreement.

     "CMH SENIOR DEBENTURES" means the 11% Senior Debentures and the 10% Senior Debentures of CMH.

     "CMH SENIOR DEBENTURE CLAIMS" means any and all Claims against CMH arising under or in respect of the CMH Senior Debentures or the indebtedness evidenced thereby or the CMH Senior Debenture Indentures or any instrument, agreement, breach, tort, wrongful conduct, act, omission or event in any respect and in any manner arising therefrom or related thereto.

     "CMH SENIOR DEBENTURE INDENTURES" means the 10% Indenture and the 11% Indenture.

     "COMMITTEE" means the Official Committee of Unsecured Creditors of the Debtors appointed by the United States Trustee pursuant to ss. 1102(a) of the Bankruptcy Code.

     "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

     "CONFIRMATION DATE" means the date on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court.

     "CONFIRMATION HEARING" means the hearing before the Bankruptcy Court on the Confirmation of the Plan.

     "CONFIRMATION ORDER" means an order entered by the Bankruptcy Court confirming the Plan.

     "CUSTOMARY TRADE TERMS" means the normal and customary trade terms, including, without limitation, credit terms, discounts (including, without limitation, the 2% prompt payment discount), dating, cooperative advertising payments and other trade terms, extended by an Eligible Supplier to Camelot prior to December 1, 1995, or if such Eligible Supplier did not extend customary trade terms to Camelot prior to December 1, 1995, such trade terms as it generally extends to creditworthy customers with sales volume comparable to the Debtors.

     "CUSTOMARY TRADE TERMS COMMITMENT AND OPTION EXERCISE NOTICE" means an agreement (substantially in the form annexed as Exhibit G to the Plan) duly executed by an Eligible Supplier and delivered to Camelot and the Bank Agent at least fifteen (15) days prior to the first scheduled date of the Confirmation Hearing (and revokable in a writing delivered to Camelot and the Bank Agent at any time up to the Business Day prior to the commencement of the Confirmation Hearing), pursuant to which such Eligible Supplier (i) commits to sell goods to Camelot Distribution Co., Inc. on Customary Trade Terms effective as of the Effective Date, (ii) commits to provide Camelot Distribution Co., Inc. with credit limits sufficient to insure a minimum of 60 days dating (or, if greater, such number of days dating as is customarily extended by such Eligible Supplier to creditworthy customers) with respect to each item of inventory purchased,
(iii) may exercise the Exchange Option and (iv) provides Camelot Distribution Co., Inc. with a credit equal to the value of any customary discounts (including, without limitation, the 2% prompt payment discount) denied by such Eligible Supplier to the Debtors from and after June 1, 1997.

     "DEBTORS" means CMH, Camelot, GMG and Grapevine, debtors and debtors in possession in the Chapter 11 Cases.

     "DGCL" means the Delaware General Corporation Law.

     "DIP AGENT" means The Chase Manhattan Bank, as agent for the DIP Lenders.

     "DIP FACILITY" means the Revolving Credit and Guaranty Agreement dated as of August 9, 1996 to which the Debtors are parties.

     "DIP LENDERS" means those lenders party to the DIP Facility.

     "DISBURSING AGENT" means Reorganized Camelot or Reorganized CMH in its capacity as disbursing agent under Article X of the Plan, or any other party designated by Reorganized Camelot or Reorganized CMH to serve as disbursing agent that is reasonably acceptable to the Committee. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

     "DISCLOSURE STATEMENT" means the disclosure statement approved by Order of the Bankruptcy Court concerning the Plan, distributed to Holders of Claims entitled to vote for the purpose of making an informed decision as to whether to accept or reject the Plan in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

     "DISPUTED" means, in respect of any Claim, that such Claim has been asserted or Filed, but has not been (i) Allowed or (ii) disallowed or expunged pursuant to an Order of the Bankruptcy Court.

     "EFFECTIVE DATE" means the first Business Day after the conditions set forth in Section 13.01 have been satisfied or waived as provided therein.

     "11% INDENTURE" means the Indenture dated as of December 19, 1994 between CMH, as borrower, and AIBC Services, N.V., as trustee, as amended, modified, restated or supplemented from time to time.

     "11% SENIOR DEBENTURES" means the 11% Senior Debentures of CMH due March 1, 2001 issued pursuant to the 11% Indenture.

     "ELIGIBLE SUPPLIER" means a supplier of prerecorded music, video or other entertainment products, personal electronic products, blank tapes or discs or any other merchandise purchased by Camelot for sale that (i) was the Holder of a General Unsecured Claim as of the Petition Date and (ii) is identified by Camelot as a continuing supplier of such products to Camelot Distribution Co., Inc. in a schedule Filed by Camelot at least 30 days prior to the first scheduled date of the Confirmation Hearing.

     "ESTATES" means the bankruptcy estates created pursuant to Section 541 of the Bankruptcy Code by the commencement of the Chapter 11 Cases.

     "EXCHANGE  OPTION"  means the right of an  Eligible  Supplier  pursuant  to
Section 5.05(a)(iv) of the Plan, at its option exercisable by timely delivery of a Customary Trade Terms Commitment and Option Exercise Notice, to (i) tender to the Holders of Allowed Prepetition Lender Secured Claims the entire distribution to which it is entitled in respect of its Allowed Class 5-A General Unsecured Claim under the Plan, in exchange for a Cash distribution from the Secured Claim Distribution in an amount equal to 50% of such Eligible Supplier's Allowed Class 5-A General Unsecured Claim, or (ii) (a) retain 25% of its Allowed Class 5-A General Unsecured Claim and receive shares of New Common Stock therefor in an amount equal to the product of the Unsecured Claim Common Stock Distribution Ratio and the retained amount of such Claim, and (b) tender to the Holders of Allowed Prepetition Lender Secured Claims the balance of the distribution to which such Eligible Supplier is entitled in respect of its Allowed Class 5-A General Unsecured Claim, for a Cash distribution from the Secured Claim Distribution in an amount equal to 37.5% of such Eligible Supplier's Allowed Class 5-A General Unsecured Claim.

     "FEE CLAIM" means a Claim under Sections 330, 331 or 503(b) of the Bankruptcy Code for compensation for professional services rendered and reimbursement of expenses incurred in the Chapter 11 Cases through the Effective Date.

     "FILED" means delivered to, received by and entered upon the legal docket in the Chapter 11 Cases or any related adversary proceedings by the Clerk of the Bankruptcy Court, provided, however, that with respect to proofs of claim only, Filed shall mean delivered and received in the manner approved by the Bankruptcy Court in that certain Order Fixing Bar Date for Filing Proofs of Claim and Approving Notice Thereof dated December 6, 1996.

     "FINAL ORDER" means an order, judgment, ruling or decree issued and entered upon the legal docket in the Chapter 11 Cases or any related adversary proceedings by the Clerk of the Bankruptcy Court or any other court of competent jurisdiction that has not been reversed, stayed, modified or amended and as to which the time to appeal, reargue, petition for certiorari or seek rehearing has expired, and as to which no appeal, reargument, petition for certiorari, or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing in a manner satisfactory to the applicable Debtor or, if an appeal, reargument, petition for certiorari or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

     "546(G)* AGREEMENT" means an agreement entered into after the Petition Date by Camelot and a supplier, and approved or authorized by order of the Bankruptcy Court, which provides, among other things, for returns of goods sold to Camelot prior to the Petition Date for credit against such supplier's Class 5-A General Unsecured Claim.

     "GENERAL UNSECURED CLAIMS" means all Claims other than Priority Claims, Secured Claims and Subordinated Debenture Claims.

     "GMG" means G.M.G. Advertising, Inc., a wholly-owned subsidiary of Camelot.

     "GRAPEVINE" means Grapevine Records and Tapes, Inc., a wholly-owned subsidiary of Camelot and the transferee of assets of The Wall under the Wall Asset Purchase Agreement in the event that such transfer is consummated prior to the Effective Date.

     "HOLDER" means, in respect of any Claim or Interest, the holder or owner of, or Person otherwise entitled to enforce, such Claim or Interest.

     "IMPAIRED" means impaired as that term is defined in Section 1124 of the Bankruptcy Code.

     "INITIAL DISTRIBUTION DATE" means the date ten (10) days subsequent to the Effective Date, or as soon as practicable thereafter.

     "INTERESTS" means any and all equity or ownership interests in the Debtors and all stock certificates and other investment securities, whether or not certificated, representing any such equity or ownership interests and any and all options, warrants, subscription agreements and contractual rights to acquire any such equity or ownership interests.

     "MAC" means Music Acquisition Corp.

     "MISCELLANEOUS SECURED CLAIMS" means any and all Secured Claims other than the Prepetition Lender Secured Claims.

     "NET EQUITY VALUE" means the residual value of Reorganized CMH after deduction for all liabilities and anticipated Cash obligations upon emergence from and in connection with the Chapter 11 Cases.

     "NEW COMMON STOCK" means the common stock of Reorganized CMH ($0.01 par value), having one vote per share, without preemptive rights or cumulative voting rights.

     "NEW REGIONAL SUBSIDIARIES" means Camelot Midwest Region, Inc., Camelot Northeast Region, Inc., Camelot Southeast Region, Inc. and Camelot Western Region, Inc.

     "NEW WORKING CAPITAL FACILITY" means that certain definitive written agreement providing for a revolving credit facility and a term loan in an amount and on terms, conditions and collateral security satisfactory to and approved by the Debtors, the Reorganized Debtors, the New Regional Subsidiaries and/or Camelot Distribution Co., Inc., as appropriate, the lenders party thereto, the agent thereunder and the Committee, together with all collateral and ancillary documents to be executed in connection therewith.

     "NEW WORKING CAPITAL FACILITY AGREEMENT" means that certain definitive written agreement providing for the New Working Capital Facility.

     "OPTION PLAN ACCOUNT" means the bookkeeping account established for the purpose of recording the shares of New Common Stock available for issuance under the Qualified Option Plan.

     "ORDINARY COURSE ADMINISTRATIVE EXPENSE CLAIMS" means the actual, necessary costs and expenses of preserving the Estates and operating the business of the Debtors, incurred and payable in the ordinary course of business by the Debtors after the Petition Date.

     "PERSON" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

     "PETITION DATE" means August 9, 1996.

     "PLAN" means this Second Amended Joint Chapter 11 Plan of Reorganization, as amended or modified from time to time by the Debtors in accordance with the terms hereof and Section 1127 of the Bankruptcy Code.

     "PREPETITION CREDIT AGREEMENT" means the Credit Agreement dated as of November 12, 1993 by and among Camelot (as successor by merger with MAC), the Prepetition Lenders and the Bank Agent, as amended, modified or supplemented from time to time.

     "PREPETITION LENDERS" means the Holders of the Prepetition Lender Claims.

     "PREPETITION LENDER CLAIMS" means the Claims of the Prepetition Lenders against Camelot and CMH arising under or in connection with the Prepetition Credit Agreement and the CMH Guaranty.

     "PREPETITION LENDER DEFICIENCY CLAIMS" means the portion of the Prepetition Lender Claims that are General Unsecured Claims against Camelot pursuant to
Section 506(a) of the Bankruptcy Code.

     "PREPETITION LENDER SECURED CLAIM OPTION" means the right of a Holder of a Prepetition Lender Secured Claim to elect to receive shares of New Common Stock at the Secured Claim Common Stock Distribution Ratio to the extent of such Holders Ratable Share of the balance of the Cash available in the Secured Claim Distribution after giving effect to the Exchange Option.

     "PREPETITION LENDER SECURED CLAIMS" means the portion of the Prepetition Lender Claims that are Secured Claims against Camelot pursuant to Section 506(a) of the Bankruptcy Code.

     "PREPETITION LOAN DOCUMENTS" means the Prepetition Credit Agreement, the schedules thereto and the collateral and ancillary documents executed and delivered pursuant thereto.

     "PRIORITY CLAIMS" means Classified Priority Claims, Administrative Expense Claims and Priority Tax Claims.

     "PRIORITY TAX CLAIMS" means any and all Claims entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

     "QUALIFIED OPTION PLAN" means the stock option plan (substantially in the form of Exhibit H to the Plan) to be adopted by Reorganized CMH on the Effective Date for the purpose of granting options for the purchase of New Common Stock to the participants in such plan.

     "RATABLE SHARE" means, with reference to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the amount of all Allowed Claims in that Class.

     "RECLAMATION CLAIMS" means any and all rights of reclamation identified as valid in accordance with that certain Order of the Bankruptcy Court Determining Validity of Reclamation Claims, dated January 10, 1997.

     "RELEASE OBLIGOR" has the meaning assigned to that term in Section 12.05.

     "REORGANIZED CAMELOT" means Camelot Music, Inc., the successor to Camelot under the Plan.

     "REORGANIZED CMH" means CM Holdings, Inc., the successor to CMH under the Plan.

     "REORGANIZED DEBTORS" means Reorganized Camelot, Reorganized CMH and Reorganized Grapevine.

     "REORGANIZED GRAPEVINE" means Grapevine Records and Tapes, Inc., the successor to Grapevine under the Plan.

     "SCHEDULES" means the Schedules of Assets and Liabilities and the Statement of Financial Affairs that were filed with the Bankruptcy Court by the Debtors on or about October 23, 1996, as such have been and from time to time may be amended or supplemented by any of the Debtors in accordance with Bankruptcy Rule 1009.

     "SECURED CLAIM" means a Claim secured by a lien on property in which any of the Estates have an interest, as determined pursuant to Section 506(a) of the Bankruptcy Code, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable.

     "SECURED CLAIM COMMON STOCK DISTRIBUTION RATIO" means one (1) share of New Common Stock for each $18.75 of Allowed Prepetition Lender Secured Claims, and which may be expressed as a fraction, the numerator of which equals 1 and the denominator of which equals 18.75.

     "SECURED CLAIM DISTRIBUTION" means $41,884,000 in a combination of Cash and, to the extent that Holders of the Prepetition Lender Secured Claims exercise the Prepetition Lender Secured Claim Option, shares of New Common Stock.

     "SUBORDINATED DEBENTURES" means the 11% Subordinated Debentures of Camelot due March 1, 2004 outstanding under the Subordinated Indenture.

     "SUBORDINATED DEBENTURE CLAIMS" means any and all Claims against Camelot arising under or in respect of the Subordinated Indenture or the Subordinated Debentures or the indebtedness evidenced thereby or any instrument, agreement, breach, tort, wrongful conduct, act, omission or event in any respect and in any manner arising therefrom or related thereto, as Allowed pursuant to Section 5.06(a).

     "SUBORDINATED INDENTURE" means the Indenture dated as of November 12, 1993 between Camelot, as successor to MAC, and AIBC Services, N.V., as trustee, as amended, modified, restated or supplemented from time to time.

     "SUBORDINATION PROVISIONS" means the provisions of Article Eleven of the Subordinated Indenture.

     "TRANSFER AGREEMENTS" means the Camelot Midwest Region Transfer Agreement, the Camelot Distribution Co. Transfer Agreement, the Camelot Northeast Region Transfer Agreement, the Camelot Southeast Region Transfer Agreement and the Camelot Western Region Transfer Agreement.

     "10% INDENTURE" means the Indenture dated as of November 12, 1993 between CMH, as borrower and AIBC Investcorp Finance, B.V., as trustee, as amended, modified, restated or supplemented from time to time.

     "10% SENIOR DEBENTURES" means the 10% Senior Debentures of CMH due March 1, 2004 outstanding under the 10% Indenture.

     "THE WALL" means The Wall Music, Inc., a Pennsylvania corporation and the seller under the Wall Asset Purchase Agreement.

     "UNSECURED CLAIM COMMON STOCK DISTRIBUTION RATIO" means one (1) share of New Common Stock for each $47.95 of Allowed Class 4-A, 5-A and 6-A Claims, and which may be expressed as a fraction, the numerator of which equals 1 and the denominator of which equals 47.95.

     "WALL ASSET PURCHASE AGREEMENT" means the asset purchase agreement (substantially in the form of Exhibit I to the Plan) pursuant to which Grapevine or Camelot Northeast Region, Inc., as appropriate, shall purchase, if at all, substantially all of the assets of The Wall.

     1.02. Rules of Interpretation. References herein to a "Section," when not qualified by a reference to another document, are references to the sections of the Plan. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to the part in which such words appear. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of the Plan, and shall not be used to interpret the Plan. The rules of construction set forth in
Section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) and
Section 15.11 shall apply, but Bankruptcy Rule 9006(a) shall govern.

     1.03. Incorporation of Exhibits. All Exhibits to the Plan are part of the Plan and incorporated herein as fully as if set forth at length herein. The Exhibits to the Plan will be Filed with the Bankruptcy Court at least three (3) days prior to the first scheduled date for the hearing to consider approval of the Disclosure Statement.


                                   ARTICLE II.

               PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSE
                                     CLAIMS

     2.01. Allowance of Administrative Expense Claims. Except as otherwise provided in the Plan, Administrative Expense Claims shall become Allowed as follows:

          (a) Ordinary Course Administrative Expense Claims and Approved Chapter 11 Liabilities. An Ordinary Course Administrative Expense Claim that is not disputed by Camelot or Reorganized Camelot by written notice given to the Holder of such Claim prior to the date on which such payment is last due shall become Allowed on such date and payable in accordance with Section
     2.02 of the Plan. An Approved Chapter 11 Liability shall become Allowed on the date on which such payment is last due and shall be payable in accordance with Section 2.02 of the Plan.

          (b) Reclamation Claims. A Reclamation Claim shall become Allowed as an Administrative Expense Claim only to the extent that the Holder of such Reclamation Claim has not received payment of such Reclamation Claim prior to the Effective Date.

          (c) Fee Claims. A Fee Claim shall become Allowed if Allowed or approved by the Bankruptcy Court upon an application Filed not later than 90 days after the date that the Confirmation Order becomes a Final Order.

          (d) All Other Administrative Expense Claims. All other Administrative Expense Claims (including Ordinary Course Administrative Expense Claims that are Disputed by Camelot or Reorganized Camelot as set forth in Section 2.01(a)) shall become Allowed only if the Holder of such Claim files with the Bankruptcy Court and serves on Reorganized Camelot within 45 days after the date that Camelot, or Reorganized Camelot, provides written notice that such Claim is a Disputed Claim, a motion requesting payment of such Administrative Expense Claim and only if and to the extent such Claim is Allowed by the Bankruptcy Court pursuant to a Final Order.

     2.02. Payment of Administrative Expense Claims. Reorganized Camelot shall assume and pay Allowed Administrative Expense Claims, other than Ordinary Course Administrative Expense Claims and Approved Chapter 11 Liabilities, in full and in Cash on the latest of (i) the date which is fifteen (15) days after the Effective Date, (ii) the date on which such Administrative Expense Claim becomes Allowed, and (iii) a date agreed by Reorganized Camelot and such Holder. Reorganized Camelot shall assume and pay Allowed Ordinary Course Administrative Expense Claims and Allowed Approved Chapter 11 Liabilities on the last date on which payment is due or would otherwise be permitted to be made in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.


                                  ARTICLE III.

                 PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS

     3.01. Priority Tax Claims. The Holder of an Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, a Cash payment in the amount of such Allowed Priority Tax Claim six years after the assessment of the tax on which such Claim is based, plus simple interest annually in arrears on such amount from the Effective Date through such day at the interest rate publicly quoted on the Effective Date for obligations backed by the full faith and credit of the United States of America maturing in 90 days. At the option of Reorganized Camelot, any Allowed Priority Tax Claim may be (i) paid on such alternative terms as may be agreed to by Reorganized Camelot and the Holder of such Allowed Priority Tax Claim or (ii) prepaid in whole or in part, without premium or penalty, at any time.


                                   ARTICLE IV.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     For purposes of the Plan all Claims against, and Interests in, the Debtors (other than Administrative Expense Claims and Priority Tax Claims) are classified as described below. In accordance with 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest will be deemed classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. Further, a Claim or Interest shall not be classified in any Class for distribution purposes until such Claim or Interest becomes an Allowed Claim or Allowed Interest and then only to the extent that such Claim or Interest has not been paid, released or otherwise satisfied prior to the Effective Date.

     4.01. Class 1 Claims: Prepetition Lender Secured Claims.

           Class 1-A Claims: Class 1-A Claims shall  consist of all  Prepetition
                             Lender Secured Claims against Camelot.

     4.02. Class 2 Claims: Miscellaneous Secured Claims.

           Class 2-A Claims: Class 2-A Claims shall consist of all Miscellaneous
                             Secured Claims against Camelot.

           Class 2-B Claims: Class 2-B Claims shall consist of all Miscellaneous
                             Secured Claims against CMH.

           Class 2-C Claims: Class 2-C Claims shall consist of all Miscellaneous
                             Secured Claims against GMG.

           Class 2-D Claims: Class 2-D Claims shall consist of all Miscellaneous
                             Secured Claims against Grapevine.

     4.03. Class 3 Claims: Classified Priority Claims.

           Class 3-A Claims: Class 3-A Claims  shall  consist of all  Classified
                             Priority Claims against Camelot.

           Class 3-B Claims: Class 3-B Claims  shall  consist of all  Classified
                             Priority Claims against CMH.

           Class 3-C Claims: Class 3-C Claims  shall  consist of all  Classified
                             Priority Claims against GMG.

           Class 3-D Claims: Class 3-D Claims  shall  consist of all  Classified
                             Priority Claims against Grapevine.

     4.04. Class 4 Claims: Prepetition Lender Deficiency Claims.

           Class 4-A Claims: Class 4-A Claims shall  consist of all  Prepetition
                             Lender Deficiency Claims against Camelot.

     4.05. Class 5 Claims: General Unsecured Claims.

           Class 5-A  Claims: Class 5-A  Claims  shall  consist  of all  General
                              Unsecured Claims against Camelot other than the Class 4-A Prepetition Lender Deficiency Claims.

           Class 5-B  Claims: Class 5-B  Claims  shall  consist  of all  General
                              Unsecured Claims against CMH.

           Class 5-C  Claims: Class 5-C  Claims  shall  consist  of all  General
                              Unsecured Claims against GMG.

           Class 5-D  Claims: Class 5-D  Claims  shall  consist  of all  General
                              Unsecured Claims against Grapevine.

     4.06. Class 6 Claims: Subordinated Debenture Claims.

           Class 6-A Claims: Class 6-A Claims shall consist of all  Subordinated
                             Debenture Claims against Camelot.

     4.07. Class 7 Interests.

           Class  7-A  Interests: Class  7-A  Interests  shall  consist  of  all
                                  Interests in Camelot.

           Class  7-B  Interests: Class  7-B  Interests  shall  consist  of  all
                                  Interests in CMH.

           Class  7-C  Interests: Class  7-C  Interests  shall  consist  of  all
                                  Interests in GMG.

           Class  7-D  Interests: Class  7-D  Interests  shall  consist  of  all
                                  Interests in Grapevine.


                                   ARTICLE V.

                            PROVISIONS FOR TREATMENT
                             OF CLAIMS AND INTERESTS

     5.01. Prepetition Lender Secured Claims (Class 1-A).

     (a) Allowance of Prepetition Lender Secured Claims. The Prepetition Lender Secured Claims shall be Allowed in the amount of $41,884,000.

     (b) Treatment. Subject to the Exchange Option, each Holder of an Allowed Prepetition Lender Secured Claim shall receive, on account of such Claim, in accordance with Section 10.05 of the Plan, its Ratable Share of the Secured Claim Distribution in the form of Cash or New Common Stock at the Secured Claim Common Stock Distribution Ratio. In accordance with the Exchange Option, the Holders of the Prepetition Lender Secured Claims will (i) reduce their Ratable Share of Cash from the Secured Claim Distribution by their Ratable Share of 50% of the Allowed Class 5-A General Unsecured Claims tendered by Eligible Suppliers that have timely exercised the Exchange Option, and (ii) receive in exchange therefor their Ratable Share of the distributions to which such Eligible Suppliers would have otherwise been entitled on account of the tendered portion of their Allowed Class 5-A General Unsecured Claims.

     (c) Prepetition Lender Secured Claim Option. Each Holder of an Allowed Prepetition Lender Secured Claim shall have the right, exercisable at its sole option, to exercise the Prepetition Lender Secured Claim Option.

     (d) Satisfaction of ss. 507(b) Rights. The distribution pursuant to Section 5.01(b) of the Plan shall be in full satisfaction of any and all rights of the Holders of Prepetition Lender Secured Claims under ss. 507(b) of the Bankruptcy Code.

     (e) Impairment. Class 1-A is Impaired.

     5.02. Miscellaneous Secured Claims (Classes 2-A through 2-D).

     (a) Treatment. With regard to each Allowed Miscellaneous Secured Claim, on the Effective Date, the applicable Reorganized Debtor, at its sole option, shall either (i) assume such Claim, and those legal, equitable and contractual rights to which the Holder of such Claim is entitled shall not be altered by the Plan, or (ii) provide such other treatment in respect of such Claim as will cause such Claim not to be Impaired. The Debtors' failure to object to any such Claim during the pendency of the Chapter 11 Cases shall not prejudice, diminish, affect or impair the applicable Reorganized Debtor's right to contest or defend itself against such Claim in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof. Each Miscellaneous Secured Claim and any lien lawfully granted or existing on any property of the Estates on the Petition Date as security for a Miscellaneous Secured Claim shall, unless such Claim is paid in full on or prior to the Effective Date, (x) survive the Confirmation and consummation of the Plan, the Debtors' discharge under Section 1141(d) of the Bankruptcy Code and Section 12.01 of the Plan, and transfer of the property securing such Miscellaneous Secured Claim under the Plan, (y) remain enforceable against either the applicable Reorganized Debtor or the transferee of the property securing such Miscellaneous Secured Claim under the Plan in accordance with the contractual terms of any lawful agreements enforceable by the Holder of such Claim on the Petition Date until the Allowed amount of such Claim is paid in full, and (z) remain subject to avoidance by the applicable Reorganized Debtor under the Bankruptcy Code.

     (b) Impairment. Classes 2-A through 2-D are not Impaired.

     5.03. Classified Priority Claims (Classes 3-A through 3-D).

     (a) Treatment. Each Holder of an Allowed Classified Priority Claim shall receive, on account of such Claim, payment of the Allowed amount of such Claim in full and in Cash to the extent that the Holder of such Allowed Classified Priority Claim has not received payment of such Claim as of the Effective Date.

     (b) Impairment. Classes 3-A through 3-D are not Impaired.

     5.04. Prepetition Lender Deficiency Claims (Class 4-A).

     (a) Allowance of Prepetition Lender Deficiency Claims. The Prepetition Lender Claims shall be Allowed in the amount of $295,775,392 and the Prepetition Lender Deficiency Claims shall be Allowed in the amount of $253,891,392.

     (b) Treatment. Each Holder of an Allowed Prepetition Lender Deficiency Claim shall receive, on account of such Claim, its Ratable Share of shares of New Common Stock in an amount equal to the product of the Unsecured Claim Common Stock Distribution Ratio and the sum of the Allowed Prepetition Lender Deficiency Claims and the Allowed Subordinated Debenture Claims.

     (c) Impairment. Class 4-A is Impaired.

     5.05. General Unsecured Claims (Classes 5-A through 5-D).

     (a) Class 5-A General Unsecured Claims.

     (i) Treatment. Subject to the terms of Section 5.05(a)(ii), (iii) and (iv) below, each Holder of an Allowed Class 5-A General Unsecured Claim shall receive on account of such Claim, shares of New Common Stock in an amount equal to the product of the Unsecured Claim Common Stock Distribution Ratio and the Allowed amount of such Holder's Class 5-A General Unsecured Claim.

     (ii) Effect of Returns under Section 546(g)*. If any Holder of a Class 5-A General Unsecured Claim, or its predecessor in interest, received goods returned by Camelot after the Petition Date for credit to the Class 5-A General Unsecured Claim of such Holder pursuant to a 546(g)* Agreement, then the Allowed amount of such Class 5-A General Unsecured Claim shall be reduced in accordance with the applicable 546(g)* Agreement. The right of such Holder to receive any distribution to be made under the Plan on account of such Class 5-A General Unsecured Claim, as adjusted, shall not otherwise be increased, reduced, impaired or affected by any such return of goods.

     (iii) Effect of Allowance of Reclamation Claims. If a Holder of a Class 5-A General Unsecured Claim, or its predecessor in interest, holds or has received payment of a Reclamation Claim, such General Unsecured Claim shall be reduced by the Allowed amount of such Reclamation Claim.

     (iv) Eligible Supplier Exchange Option. Each Holder of a Class 5-A General Unsecured Claim that is an Eligible Supplier shall have the right, exercisable at its sole option by timely delivery of a Customary Trade Terms Commitment and Option Exercise Notice, to exercise the Exchange Option. In order to exercise the Exchange Option, such Eligible Supplier must deliver to Camelot and the Bank Agent at least fifteen (15) days prior to the first scheduled date of the Confirmation Hearing (unless Camelot and the Bank Agent waive such requirement) a Customary Trade Terms Commitment and Option Exercise Notice duly executed by such Eligible Supplier.

     (v) Impairment. Class 5-A is Impaired.

     (b) Classes 5-B and 5-C General Unsecured Claims.

     (i) No Distribution. The Holders of Classes 5-B and 5-C General Unsecured Claims shall receive no distribution under the Plan.

     (ii) Impairment. Classes 5-B and 5-C are Impaired.

     (c) Class 5-D General Unsecured Claims.

     (i) Treatment. Each Holder of an Allowed Class 5-D General Unsecured Claim shall receive, on account of such Claim, payment of the Allowed amount of such Claim in Cash, or such other treatment in respect of such Claim as will cause such Claim not to be Impaired.

     (ii) Impairment. Class 5-D is not Impaired.

     5.06. Subordinated Debenture Claims (Class 6-A).

     (a) Allowance of Subordinated Debenture Claims. The Subordinated Debenture Claims shall be Allowed in the amount of $58,490,487.

     (b) Enforcement of Subordination Provisions. In accordance with and in enforcement of the Subordination Provisions, all distributions that any Holder of an Allowed Subordinated Debenture Claim would otherwise be entitled to receive under the Plan on account of such Allowed Subordinated Debenture Claim shall be delivered to the Holders of the Allowed Prepetition Lender Deficiency Claims.

     (c) No Distribution. The Holders of Subordinated Debenture Claims shall receive no distribution under the Plan.

     (d) Impairment. Class 6-A is impaired.

     5.07. Interests (Classes 7-A through 7-D).

     (a) Class 7-A Interests.

     (i) No Distribution. The Holders of the Class 7-A Interests shall retain such Interests, which shall be reinstated under the Plan, but shall not receive any distribution under the Plan on account of such Class 7-A Interests.

     (ii) Impairment. Class 7-A is not Impaired.

     (b) Class 7-B and 7-C Interests.

     (i) No Distribution. The Classes 7-B and 7-C Interests shall be cancelled on the Effective Date, and the Holders of the Classes 7-B and 7-C Interests shall not receive or retain any property under the Plan on account of their Classes 7-B and 7-C Interests.

     (ii) Impairment. Classes 7-B and 7-C are Impaired.

     (c) Class 7-D Interests.

     (i) No Distribution. The Holders of the Class 7-D Interests shall retain such Interests, which shall be reinstated under the Plan, but shall not receive any distribution under the Plan on account of such Class 7-D Interests.

     (ii) Impairment. Class 7-D is not Impaired.


                                   ARTICLE VI.

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED AND NOT IMPAIRED BY THE
                    PLAN; ACCEPTANCE OR REJECTION OF THE PLAN

     6.01. Acceptance by an Impaired Class of Creditors. Consistent with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

     6.02. Voting Classes. Prepetition Lender Secured Claims (Class 1-A), Prepetition Lender Deficiency Claims (Class 4-A) and General Unsecured Claims against Camelot (Class 5-A) are Impaired by the Plan, and only the Holders of Allowed Claims in such Classes at the time the vote on the Plan is solicited shall be entitled to vote to accept or reject the Plan.

     6.03. Classes Not Receiving or Retaining Property Deemed to Reject the Plan. General Unsecured Claims against CMH and GMG (Classes 5-B and 5-C), Subordinated Debenture Claims (Class 6-A), and Interests in CMH and GMG (Classes 7-B and 7-C) are Impaired by the Plan and do not receive or retain any property under the Plan. Under Section 1126(g) of the Bankruptcy Code, the Holders of Claims and Interests in such Classes are deemed to reject the Plan, and the votes of Holders in such Classes will not be solicited.

     6.04. Unimpaired Classes Conclusively Presumed to Accept the Plan. Miscellaneous Secured Claims (Classes 2-A through 2-D), Classified Priority Claims (Classes 3-A through 3-D), General Unsecured Claims against Grapevine (Class 5-D) and Interests in Camelot and Grapevine (Classes 7-A and 7-D) are not Impaired by the Plan. Under Section 1126(f) of the Bankruptcy Code, such Classes of Claims and Interests are conclusively presumed to accept the Plan, and the votes of Holders in such Classes will not be solicited.

     6.05. Confirmation Pursuant to Section 1129(b). If all of the applicable requirements for Confirmation of the Plan are met as set forth in Section
1129(a) (1) through (13) of the Bankruptcy Code except subsection (a)(8) thereof, the Debtors intend to request that the Bankruptcy Court confirm the Plan pursuant to Section 1129(b) of the Bankruptcy Code, notwithstanding the requirements of Section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan.


                                  ARTICLE VII.

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     7.01. Assumption and Rejection. Except as otherwise provided in the Plan, all executory contracts and unexpired leases that have not been assumed or rejected by Camelot prior to the Confirmation Date and that are not the subject of a motion to reject pending before the Bankruptcy Court on the Confirmation Date shall be deemed assumed as of the date that the Confirmation Order becomes a Final Order.

     7.02. Assignment.

     (a) Leases. Those unexpired leases of non-residential real property assumed or deemed assumed by Camelot at any time during the pendency of the Chapter 11 Cases (and not otherwise assigned), as well as those non-residential real property leases with respect to which a motion to assume is pending as of the Confirmation Date, shall, on the Effective Date, be assigned (together with all attendant leasehold improvements) to the respective New Regional Subsidiary containing stores in the region in which the store subject to such lease is located, unless prior to the Confirmation Date the Debtors elect that such lease shall be assigned to another Person.

     (b) Executory Contracts. Those executory contracts and unexpired leases of personal property assumed or deemed assumed by Camelot at any time during the pendency of the Chapter 11 Cases (and not otherwise assigned), as well as those executory contracts and unexpired leases of personal property with respect to which a motion to assume is pending as of the Confirmation Date, shall, on the Effective Date, (i) be assigned to Camelot Distribution Co., Inc. and/or the New Regional Subsidiaries to the extent provided in the Transfer Agreements, or (ii) be retained as obligations of Reorganized Camelot to the extent that the Transfer Agreements do not provide for the transfer of such executory contracts and unexpired leases of personal property to Camelot Distribution Co., Inc. or the New Regional Subsidiaries.

     7.03. Cure of Defaults. As to any unexpired lease or executory contract assumed pursuant to the Plan, Reorganized Camelot shall, pursuant to the provisions of Section 1123(a)(5)(G) of the Bankruptcy Code, cure or provide adequate assurance of a prompt cure of all defaults (except those specified in Section 365(b)(2) of the Bankruptcy Code) existing under and pursuant to such executory contract or lease by paying or demonstrating the ability to pay the amount, if any, of such Assumption Claim. The Debtors shall file with the Bankruptcy Court, and serve on the counter-party to each such executory contract or unexpired lease, a schedule setting forth the amount of each Assumption Claim at least fifteen (15) days prior to the date first scheduled for the Confirmation Hearing. Any counterparty to an executory contract or unexpired lease that does not agree with the amount of its Assumption Claim as scheduled by the Debtors, may File an objection to the amount so scheduled by the Debtors no later than two (2) days prior to the date first scheduled for the Confirmation Hearing. If an objection to the amount of an Assumption Claim is so Filed, the Assumption Claim shall be deemed a Disputed Claim, and the Bankruptcy Court shall determine the amount actually due and owing in respect of the Assumption Claim or shall approve any settlement of such Assumption Claim. Any scheduled Assumption Claim with respect to which an objection is not timely Filed will be paid on the Initial Distribution Date. Payment of any such Assumption Claim shall cure and be in full satisfaction, release and discharge of such Assumption Claim and all such defaults (including any other Claims Filed by any such party as a result of such defaults).

     7.04. Rejection Damages. Each Person that is a party to an executory contract or unexpired lease that is rejected as of the Confirmation Date shall File, not later than thirty (30) days after the Confirmation Date (unless an earlier date has been established by the Bankruptcy Court for such claimant, in which case such earlier date shall control), a proof of claim for damages alleged to have arisen from the rejection of such executory contract or unexpired lease, or be forever barred from asserting such a Claim against the Debtors, the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc. Each Person that is party to an executory contract or unexpired lease subject to a motion to reject that is pending before the Bankruptcy Court on the Confirmation Date shall File, not later than thirty (30) days after the date that the Bankruptcy Court approves such motion, a proof of claim for damages alleged to have arisen from the rejection of such executory contract or unexpired lease, or be forever barred from asserting such a Claim against the Debtors, the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc.


                                  ARTICLE VIII.

                            OPERATION AND MANAGEMENT
                             OF REORGANIZED DEBTORS

     8.01. Corporate Governance; Directors and Officers. Except where otherwise expressly provided in the Plan, the corporate governance of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. and the election and appointment of the directors and officers of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall be carried out in accordance with the respective articles of incorporation and by-laws of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. and the laws of the respective states in which the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. are incorporated.

     8.02. Appointment of Directors; Retention of Officers. The initial board of directors of Reorganized CMH as of the Effective Date shall be selected as follows prior to the Confirmation Date: two (2) directors will consist of the Chief Executive Officer and the Chief Financial Officer of Camelot, and five (5) directors will be selected by the Prepetition Lenders (in consultation with the Big Six Vendors) in their capacity as the Holders of a majority of the New Common Stock as of the Effective Date. The tenure and manner of selection of directors and officers of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall be as provided in the articles of incorporation and by-laws of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc., respectively. On the Effective Date, the authority, power and incumbency of the persons then acting as directors of the Debtors shall be terminated and such directors shall be deemed to have resigned, and the directors of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. that are selected in accordance with Sections 8.01 and 8.02 shall have responsibility for the management, control and operations of Reorganized Camelot, the New Regional Subsidiaries and Camelot Distribution Co., Inc. At least five (5) business days prior to the Confirmation Hearing, the Debtors will file with the Bankruptcy Court a schedule setting forth the names of the persons to be appointed as the directors of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. pursuant to this Section 8.02.

     8.03. Option Plan. As of the Effective Date, a number of shares of New Common Stock equal to 7.5% of the total number of shares of New Common Stock to be authorized on the Effective Date pursuant to Section 10.02 of the Plan (i) in respect of Class 1-A, Class 4-A, Class 5-A and Class 6-A Claims, whether then Disputed or Allowed and (ii) in respect of the Qualified Option Plan, shall be reserved for the Qualified Option Plan, and a number of shares of New Common Stock shall be recorded under the Option Plan Account equal to 7.5% of the total number of shares of New Common Stock (i) issued on the Effective Date in respect of Allowed Claims and (ii) recorded on the Effective Date under the Option Plan Account. In accordance with the Qualified Option Plan, options to purchase shares recorded under the Option Plan Account shall be granted as of the Effective Date to the employees of Reorganized Camelot listed in the Qualified Option Plan. After the Effective Date, as further shares of New Common Stock are issued in respect of Allowed Claims, the number of shares of New Common Stock recorded under the Option Plan Account shall be adjusted so that at all times the aggregate number of shares of New Common Stock recorded under the Option Plan Account on and after the Effective Date shall equal 7.5% of the total number of shares of New Common Stock (i) issued under the Plan and (ii) recorded under the Option Plan Account. Additionally, after the Effective Date, as further shares of New Common Stock are issued in respect of Allowed Claims, outstanding options to purchase shares of New Common Stock recorded under the Option Plan Account shall be appropriately adjusted by Reorganized Camelot such that the potential proportionate interest in the total number of issued shares of New Common Stock of each holder of such an option, if he were to exercise his option and purchase all shares of New Common Stock subject thereto, will not be diminished from the potential proportionate interest in the total number of issued shares of New Common Stock of such holder if he were to have exercised such option on the Effective Date and purchased all shares of New Common Stock subject thereto. Such options shall be exercisable by the recipients thereof for ten (10) years from the date of grant thereof. Such options granted on the Effective Date (as such options are appropriately adjusted by Reorganized Camelot with respect to shares recorded under the Option Plan Account after the Effective Date to take account of additional Allowed Claims) shall have an exercise price of $20.75 per share, subject to proportionate adjustment (as described in the Qualified Option Plan) to the extent that the per share fair market value of the New Common Stock has changed since the Effective Date due to the issuance of additional shares in respect of Claims Allowed after the Effective Date. Prior to the fourth anniversary of the Effective Date, with respect to the options granted on the Effective Date to purchase shares of New Common Stock recorded under the Option Plan Account on the Effective Date, in order for such options to purchase the first 1/3 of the shares of New Common Stock recorded under the Option Plan Account to become exercisable, the per share fair market value (as defined in the Qualified Option Plan) of the New Common Stock must exceed the per share exercise price of such options by more than 15%; in order for such options to purchase the second 1/3 of the shares of New Common Stock recorded under the Option Plan Account to become exercisable, the per share fair market value (as defined in the Qualified Option Plan) of the New Common Stock must exceed the per share exercise price of such options by 30%; and in order for such options to purchase the balance of the shares of New Common Stock recorded under the Option Plan Account to become exercisable, the per share fair market value (as defined in the Qualified Option Plan) of the New Common Stock must exceed the per share exercise price of such options by 45%. Notwithstanding any such increase in per share market value, as set forth more fully in the Qualified Option Plan and the stock option award agreements thereunder, such options shall not become exercisable for more than 50% of the shares of New Common Stock recorded under the Option Plan Account prior to the second anniversary of the Effective Date, and such options shall not become exercisable for the balance of the shares of New Common Stock recorded under the Option Plan Account sooner than the second anniversary of the Effective Date. Notwithstanding anything else to the contrary, the exercisability of all such options shall be accelerated upon the earlier to occur of (i) a Change in Control or (ii) the fourth anniversary of the Effective Date.


                                   ARTICLE IX.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

     9.01. Creation of New Subsidiaries; Transfer Agreements; Wall Asset Purchase Agreement. On or prior to the Effective Date, the New Regional Subsidiaries and Camelot Distribution Co., Inc. will be created and incorporated under the DGCL. On the Effective Date, Camelot's non-residential real property leases, together with all assets within the stores subject to such leases, and all contracts and other obligations exclusively attendant to any store or group of stores within a region controlled by a given New Regional Subsidiary, shall be assigned to the respective New Regional Subsidiaries pursuant to the Transfer Agreements. Also on the Effective Date, Camelot's real property and the improvements thereon shall be transferred to Camelot Distribution Co., Inc., together with all the assets contained in Camelot's distribution center and all the liabilities attendant to the operation of the distribution center, pursuant to the Camelot Distribution Co. Transfer Agreement. Reorganized Camelot will simultaneously enter into a lease with Camelot Distribution Co., Inc. pursuant to which it shall lease its corporate headquarters from Camelot Distribution Co., Inc. Furthermore, either Camelot Northeast Region, Inc. (if on or after the Effective Date) or Grapevine (if prior to the Effective Date) may enter into and perform the Wall Asset Purchase Agreement.

     9.02. Operations Between the Confirmation Date and the Effective Date. The Debtors shall continue to operate as debtors in possession, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation
Date through and until the Effective Date; provided, however, that nothing herein shall preclude the Debtors from taking any steps that they deem necessary or desirable to prepare for and effect the consummation of the Plan, including the incorporation of the New Regional Subsidiaries and Camelot Distribution Co., Inc., the transfer of assets pursuant to the Transfer Agreements, and the acquisition of substantially all of the assets of The Wall pursuant to the Wall Asset Purchase Agreement.

     9.03. Revesting and Transfer of Assets. The property of the Estates that is not specifically disposed of pursuant to the Plan shall revest in the Reorganized Debtors on the Effective Date, and Camelot, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall enter into and perform the Transfer Agreements and all ancillary documentation. Except as specifically provided in the Plan or in the Confirmation Order, as of the Effective Date, the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or in the Confirmation Order. The Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall not be liable or responsible for any Claim against the Debtors or the Estates except as expressly assumed by the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. pursuant to the Plan. Without limiting the foregoing, Reorganized Camelot may pay amounts that it incurs after the Effective Date for professional fees and expenses without application to or approval by the Bankruptcy Court.

     9.04. Cancellation of Securities. On the Effective Date, the Prepetition Loan Documents, including all notes and other instruments outstanding thereunder or issued pursuant thereto and all related security documents, mortgages and guarantees, the Subordinated Debentures, the 11% Senior Debentures, the 10% Senior Debentures, the Subordinated Indenture, the 11% Indenture and the 10% Indenture and all obligations of the Debtors or the Estates under or in respect of any of the foregoing, and all the Class 7-B and 7-C Interests shall be cancelled and discharged and fully satisfied by the Confirmation of the Plan and the distributions to be made pursuant to the Plan.

     9.05. Closing of Books Related to Cancelled Securities. On the Effective Date, each of the respective transfer books maintained for the Cancelled Securities shall be closed. Except for the right to receive the distributions, if any, to be made pursuant to the Plan, the Holder of a Cancelled Security shall have no rights arising from or relating to such Cancelled Security after the Effective Date, including rights of subordination or subrogation that may be construed to be inherent in or ancillary or related to such Cancelled Security.

     9.06. Allowance of Claims Subject to Section 502(d). Allowance of Claims shall be in all respects subject to the provisions of Section 502(d) of the Bankruptcy Code, except that no Claim that is Allowed in an amount set forth in the Plan shall be disallowed under Section 502(d) of the Bankruptcy Code.

     9.07. Right of Setoff. Except for any Claim that is Allowed in an amount set forth in the Plan, the Reorganized Debtors shall have the right to set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any and all debts, liabilities and claims of every type and nature whatsoever which the Estates or the Reorganized Debtors may have against the Holder of such Claim, and neither any prior failure to do so nor the allowance of such Claim, whether pursuant to the Plan or otherwise, shall constitute a waiver or release of any such right of setoff.


                                   ARTICLE X.

                        PROVISIONS COVERING DISTRIBUTIONS

     10.01. Timing of Distributions. An initial distribution of property under the Plan shall be made by the Disbursing Agent on the Initial Distribution Date. Subsequent interim distributions may be made from time to time in the reasonable discretion of the Disbursing Agent, but in no event less frequently than annually. Furthermore, a final distribution of property shall be made by the Disbursing Agent no later than 120 days from the date that all Disputed Claims have been resolved in accordance with Article XI of the Plan.

     10.02. New Common Stock. As of the Effective Date, Reorganized CMH shall be authorized to issue the New Common Stock, including (i) in respect of Class 1-A Claims, one share of New Common Stock for each $18.75 of Class 1-A Claims, (ii) in respect of Class 4-A, Class 5-A and Class 6-A Claims, one share of New Common Stock for each $47.95 of Class 4-A, Class 5-A and Class 6-A Claims (regardless of whether any such Claims are then Disputed or Allowed), and (iii) in respect of the Qualified Option Plan, additional shares of New Common Stock such that the number of shares of New Common Stock reserved for issuance in respect of the Qualified Option Plan equals 7.5% of the aggregate number of shares of New Common Stock (i) authorized to be issued in respect of Class 1-A, Class 4-A, Class 5-A and Class 6-A Claims and (ii) reserved for issuance in respect of the Qualified Option Plan.

     10.03. New Common Stock Distributions. Subject to the Exchange Option, on the Initial Distribution Date, the Disbursing Agent shall (i) make distributions of New Common Stock to Holders of Allowed Class 1-A, Class 4-A and Class 5-A Claims as provided by Article V of the Plan, and (ii) record shares of New Common Stock under the Option Plan Account as provided in Section 8.03 of the Plan. Additional shares of New Common Stock shall be (i) issued and distributed to the Holders of Allowed Class 4-A and Class 5-A Claims that were Disputed on the Effective Date and (ii) recorded under the Option Plan Account, in the event that any Class 4-A and Class 5-A Claims that were Disputed on the Effective Date become Allowed Claims, so that at all times the aggregate number of shares of New Common Stock (i) distributed to the Holders of Allowed Claims equals 92.5% of the sum of the New Common Stock (a) issued under the Plan and (b) recorded under the Option Plan Account, and (ii) recorded under the Option Plan Account equals 7.5% of the sum of the New Common Stock (a) issued under the Plan and (b) recorded under the Option Plan Account.

     10.04. Fractional Shares. Fractional shares of New Common Stock shall not be issued under the Plan. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.

     10.05. Administration of Exchange Option. The Disbursing Agent shall administer the Exchange Option and, on the Initial Distribution Date, shall reduce the Cash amount of the Secured Claim Distribution that would otherwise be available under the Plan for the Holders of Allowed Prepetition Lender Secured Claims by an amount of Cash equal to 50% of the amount of the Class 5-A General Unsecured Claims tendered by Eligible Suppliers that have timely exercised the Exchange Option (regardless of whether such tendered Class 5-A General Unsecured Claims of Eligible Suppliers are then Disputed or Allowed). The amount of Cash reduced shall be placed in an interest bearing account to the extent that such Eligible Suppliers' Class 5-A General Unsecured Claims are Disputed as of the Initial Distribution Date. The Disbursing Agent shall also, in accordance with
Article XI of the Plan, (i) withhold any electing Eligible Supplier's payment from the Secured Claim Distribution until such time as such Eligible Supplier's Class 5-A General Unsecured Claim becomes Allowed, and (ii) withhold all shares of New Common Stock that would have otherwise been distributed under the Plan to such Eligible Supplier on account of its Class 5-A General Unsecured Claim but for its exercise of the Exchange Option. If and when an electing Eligible Supplier's Class 5-A General Unsecured Claim becomes Allowed, the Disbursing Agent shall (in accordance with Section 10.01 of the Plan) distribute to such Eligible Supplier Cash from the Secured Claim Distribution in an amount equal to 50% of the Allowed Class 5-A General Unsecured Claim tendered by such Eligible Supplier (together with interest accrued and paid), in accordance with the Exchange Option, and shall distribute the shares of New Common Stock tendered by such Eligible Supplier to the Holders of the Allowed Prepetition Lender Secured Claims, based upon their Ratable Shares. Furthermore, if and to the extent a Disputed Class 5-A General Unsecured Claim tendered by an Eligible Supplier is disallowed or consensually reduced, the Disbursing Agent shall distribute to the Holders of Allowed Prepetition Lender Secured Claims (in accordance with Section
10.01 of the Plan), based upon their Ratable Shares, additional amounts of Cash or New Common Stock (in accordance with the Prepetition Lender Secured Claim Option) from the Secured Claim Distribution equal to 50% of that portion of the tendered Disputed Class 5-A General Unsecured Claim that was disallowed or consensually reduced (together with interest accrued and paid with respect to additional Cash distributions).

     10.06. Fractional Dollars. Notwithstanding any other provision of the Plan, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

     10.07. Compliance With Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors (or the Disbursing Agent), the Reorganized Debtors may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received. In any event, however, the Reorganized Debtors shall not be obligated to liquidate New Common Stock to honor any withholding obligation.

     10.08. Persons Deemed Holders of Registered Securities. Except as otherwise provided herein, the Reorganized Debtors and the Disbursing Agent shall be entitled to treat the record Holder of a registered security as the sole Holder of the Claim or Interest in respect thereof for purposes of all notices, payments or other distributions under the Plan. No notice of any transfer of any such security shall be binding on the Reorganized Debtors or the Disbursing Agent, unless such transfer has been properly registered in accordance with the provisions of the governing indenture or agreement on or prior to the date on which the Bankruptcy Court enters an Order approving the Disclosure Statement. If there is any dispute regarding the identity of the Person entitled to any payment or distribution in respect of any Claim under the Plan, no payment or distribution need be made in respect of such Claim until such dispute has been resolved by the parties or the Bankruptcy Court resolves the dispute pursuant to a Final Order. Notwithstanding the foregoing, the Reorganized Debtors and the Disbursing Agent shall be entitled to rely on the Bank Agent to determine the Holders of the Prepetition Lender Claims.

     10.09. Distribution of Unclaimed Property. Any claimant to whom a distribution of property is made under the Plan that fails to claim such property within one year following the distribution of such property by the Disbursing Agent shall have its Claim expunged, and such property shall irrevocably revert to the Reorganized Debtors, without regard to escheatment or other similar laws.


                                   ARTICLE XI.

                          RESOLUTION OF DISPUTED CLAIMS

     11.01. Objections to Claims. Any party in interest may object to a Claim, except a Claim that is Allowed as set forth in the Plan. Any such objection by a party in interest other than the Debtors or the Reorganized Debtors must be Filed and served no later than the date first scheduled for the Confirmation Hearing. Objections to Claims, except Claims that are Allowed pursuant to the Plan or as to which the Bankruptcy Court has set an earlier objection deadline, may be Filed and served by the Debtors or the Reorganized Debtors on the later of (a) the 30th day following the Effective Date, (b) 30 days after the filing of the proof of claim setting forth such Claim, or (c) any later date set by order of the Bankruptcy Court, which the Debtors or the Reorganized Debtors may request on an ex parte basis.

     11.02. Procedure. Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors shall litigate the merits of each Disputed Claim until it is abandoned or otherwise withdrawn by the Holder, determined by Final Order or compromised and settled by the Debtors or the Reorganized Debtors, subject to any required approval of the Bankruptcy Court.

     11.03. Estimation. In order to effectuate distributions pursuant to the Plan and avoid undue delay in the administration of the Estates, the Debtors (prior to the Effective Date) and the Reorganized Debtors (after the Effective
Date) shall have the right to seek an order of the Bankruptcy Court, after notice and a hearing (which notice may be limited to the holder of such Disputed Claim and which hearing may be held on an expedited basis), estimating a Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code.


                                  ARTICLE XII.

                  DISCHARGE, RELEASE AND PRESERVATION OF CLAIMS

     12.01. Discharge and Termination. Except for distributions under the Plan and as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the Confirmation Order shall operate as a discharge, pursuant to
Section 1141(d)(1) of the Bankruptcy Code, and release of any and all debts (as such term is defined in Section 101(12) of the Bankruptcy Code) of, and Claims against, one or more of the Debtors that arose at any time before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on or after the Petition Date, regardless of whether (i) a proof of claim in respect of such Claim has been Filed or deemed Filed, (ii) such Claim has been Allowed pursuant to Section 502 of the Bankruptcy Code, or
(iii) the Holder of such Claim has voted on the Plan, or has voted to reject the Plan. Without limiting the generality of the foregoing, on the Effective Date, the Debtors shall be discharged from any debt that arose before the Confirmation Date, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code, to the full extent permitted by Section 1141(d)(1)(A) of the Bankruptcy Code. Except as otherwise specifically provided herein, nothing in the Plan shall be deemed to waive, limit or restrict in any manner the discharge granted upon Confirmation of the Plan pursuant to Section 1141 of the Bankruptcy Code.

     12.02. Distributions in Complete Satisfaction. The distributions and rights provided under the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of all Claims against and Interests in the Debtors and the Estates and all liens upon any property of the Estates or the Reorganized Debtors except for liens continuing pursuant to Section 5.02(a). The Holders of liens satisfied, discharged and released under the Plan shall execute any and all documentation reasonably requested by the Debtors or the Reorganized Debtors evidencing the satisfaction, discharge and release of such liens.

     12.03. Injunction. The discharge and release provided in Section 12.01 shall also operate as an injunction restraining any Person from commencing or continuing any action, suit or proceeding, or employing any process, or otherwise acting, to collect, offset or recover any Claim discharged or released under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including Sections 524 and 1141 thereof. The Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any Cause of Action against any present or former director, officer, employee, attorney, accountant, financial advisor, investment banker or agent of any of the Debtors (but excluding any former officer or director of Camelot, GMG or Grapevine who served in such capacity prior to November 12, 1993 who was not an officer or director of Camelot, GMG or Grapevine as of the Petition Date) based on, arising from or relating to, in whole or in part, any act, omission, or other occurrence taking place on or prior to the Effective Date with respect to or in any way relating to the Chapter 11 Cases, all of which Causes of Action will be deemed released on the Effective Date.

     12.04. Release by Debtors and Debtors in Possession. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, on the Effective Date, the Debtors, in their individual capacities and as Debtors in Possession, for and on behalf of the Estates, shall release and discharge the following:

          (a) Certain Bankruptcy-Related Causes of Action. Any and all Causes of Action existing as of the Effective Date that may be asserted against (i) any Eligible Supplier that timely executes a Customary Trade Terms Commitment and Option Exercise Notice or (ii) the Prepetition Lenders by any of the Debtors or Debtors in Possession, including, without limitation, Causes of Action under Sections 510, 542, 544, 545, 546, 547, 548, 549, 550 and 553 of the Bankruptcy Code or under similar state laws; and

          (b) Other Causes of Action. Any and all Causes of Action existing as of the Effective Date against any present or former directors, officers, employees, attorneys, accountants, financial advisors, investment bankers, or agents of or acting for the Debtors or the Estates, all members of the Committee in their capacity as Committee members, the Prepetition Lenders, any Eligible Supplier that timely executes a Customary Trade Terms Commitment and Option Exercise Notice, and all professionals retained by the Committee or any such Person (but excluding any former officer or director of Camelot, GMG or Grapevine who served in such capacity prior to November 12, 1993 who was not an officer or director of Camelot, GMG or Grapevine as of the Petition Date) (each a "Released Person") in any manner arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Person, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claim, Interest, restructuring or the Chapter 11 Cases.

The Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

     12.05. Release by Holders of Claims and Interests. Each Person who votes to accept the Plan or that accepts any distribution on its Claim made pursuant to the Plan (a "Release Obligor") shall be presumed conclusively to have absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Estates, the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc., each Released Person, and any Person that may be liable derivatively through any of the foregoing, from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, any act, omission, occurrence or event in any manner related to such subject matter, transaction or event, the Chapter 11 Cases, or the business or contractual arrangements between any Release Obligor and any Debtor, except for the obligations of the Debtors, the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. expressly set forth therefor in the Plan. The Confirmation Order shall constitute an injunction enjoining any Release Obligor from attempting to enforce any Claim or Cause of Action described in the immediately preceding sentence against any Person receiving a release pursuant to the immediately preceding sentence.

     12.06. Exculpation. Neither the Debtors, the Estates, the Reorganized Debtors, the New Regional Subsidiaries nor Camelot Distribution Co., Inc., nor any present officer, director, employee, agent, attorney, accountant, investment banker or financial advisor to any of them, shall be obligated in any manner under the Plan or in respect or by reason of the filing, negotiation, prosecution, Confirmation, consummation or implementation of the Plan or the attempted restructuring of the indebtedness of the Debtors prior to the Petition Date or any action taken or not taken in connection therewith, or shall have or incur any liability to any Holder of a Claim or Interest or any other Person in respect of any such matters or any information provided or statement made in the Disclosure Statement or omitted therefrom, except that (i) the Debtors, the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall fulfill the obligations expressly set forth therefor in the Plan and
(ii) each Person shall remain liable, to the extent provided by law, for its own willful misconduct or gross negligence as determined pursuant to a Final Order. Each such Person shall be entitled to rely upon the advice of counsel with respect to its duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from acting in accordance with such advice or in any manner approved or ratified by the Bankruptcy Court.

     12.07. Indemnification Obligations.

     (a)  Termination  of  Indemnification  Obligations.  Except as set forth in
Section 12.07(b), all obligations of the Debtors or the Estates to indemnify, or to pay contribution or reimbursement to, any of its present or former directors, officers, agents, employees and representatives or any Holder of a Claim or Interest treated in the Plan (other than those indemnification obligations under any Assumed Lease), or any trustee or agent acting for any such Holder, or any person in any manner engaged, employed or indemnified in connection with the issuance or sale of any Cancelled Securities or any agent, attorney, accountant, financial advisor, investment banker, employee or representative or any heirs, representatives, successors or assigns of any indemnified person, that may be outstanding, accrued or existing, or might reasonably have been asserted, on the Confirmation Date (whether pursuant to articles of incorporation, by-laws, contractual obligations or any applicable law or otherwise) in respect of any past, present or future action, suit or proceedings shall be discharged under the Plan, and all undertakings and agreements for or relating to any such indemnification, contribution or reimbursement are hereby rejected and terminated.

     (b) Limited Continuing Indemnification. No obligation of any of the Debtors, whether arising pursuant to law or its articles of incorporation or by-laws or by contract or otherwise, to indemnify, or to pay contribution or reimbursement to, any individual who served as a director or officer of the Debtors at any time during the Chapter 11 Cases shall be (i) discharged or impaired under the Plan, (ii) subordinated under Section 510 of the Bankruptcy Code or otherwise, or (iii) disallowed. Any such obligation that, under the Bankruptcy Code, has the priority of an Administrative Expense Claim shall be entitled to such priority. No proof of claim shall be required to preserve any such obligation. The Reorganized Debtors shall assume and agree to pay all such obligations and further, shall defend, indemnify and hold harmless each such individual from and against all related claims, damages, losses, liabilities, costs and expenses (including the reasonable fees and disbursements of legal counsel selected and employed by such indemnified person, whether or not suit is brought); provided, however, that, in addition to any other existing limitation on such indemnity, no individual shall be indemnified in respect of any claim, damages, liability, loss, cost or expense that is finally determined by a court of competent jurisdiction to have been caused by such individual's own willful misconduct or gross negligence.

     12.08. Preservation of Insurance. The Debtors' discharge provided in the Plan shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtors or any other Person. Additionally, the Debtors' discharge provided in the Plan will not impair the continuation of workers' compensation programs in effect, including self-insurance programs.

     12.09. Subordination. Distributions under the Plan take into account the relative priorities of the Claims and Interests in each Class in connection with any and all contractual, legal or equitable subordination provisions or rights relating thereto. Accordingly, (i) any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights, and (ii) the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.


                                  ARTICLE XIII.

                     CONDITIONS TO CONSUMMATION OF THE PLAN

     13.01. Conditions. The Plan shall not become effective, the Effective Date shall not occur, and no obligations and rights set forth in the Plan as of the Effective Date or thereafter shall come into existence, unless each of the following conditions is met or waived by the Debtors (with the consent of the Bank Agent with respect to subsections (g) and (h) of this Section 13.01 and the consent of the co-chairs of the Committee with respect to subsection (f) of this
Section 13.01) on or before the Effective Date:

          (a) Confirmation Order. The Confirmation Order shall have been entered and shall have become a Final Order.

          (b) Reorganized Debtors. The articles of incorporation and by-laws of the Reorganized Debtors shall have been amended to the extent necessary to effect or permit each of the transactions contemplated in the Plan.

          (c) Funding under New Working Capital Facility. The Reorganized Debtors and/or any New Regional Subsidiary or Camelot Distribution Co., Inc. and a lender or lenders shall have entered into the New Working Capital Facility Agreement, and all conditions to closing set forth in such agreement shall have been satisfied or waived, subject to the actions to be taken under the Plan on the Effective Date.

          (d) Delivery of Documents. All documents required to be delivered under the Plan and under the Transfer Agreements on or prior to the Effective Date shall have been executed and delivered by the parties thereto.

          (e) Approval of Corporate Action. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtors, the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc. to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, indentures and other agreements or documents created or adopted in connection with the Plan.

          (f) Customary Trade Terms. Each of the Big Six Vendors shall have provided Camelot with a Customary Trade Terms Commitment and Option Exercise Notice.

          (g) Allowance of Prepetition Lender Claims. The Prepetition Lender Claims shall be Allowed in the amount of $295,775,392, the Prepetition Lender Secured Claims shall be Allowed in the amount of $41,884,000, and the Prepetition Lender Deficiency Claims shall be Allowed in the amount of $253,891,392.

          (h) Allowance of Subordinated Debenture Claims. The Subordinated Debenture Claims shall be Allowed in the amount of $58,490,487 and the Plan will provide for the enforcement of the Subordination Provisions.

     13.02. Consummation. The Plan shall become effective, and the Effective Date shall occur, when the conditions set forth in Section 13.01 are met or waived as provided therein. The Reorganized Debtors shall thereupon perform the obligations required under the Plan to be performed by them on the Effective Date. The filing with the Bankruptcy Court of a certificate of a responsible officer of the Reorganized Debtors to the effect that the conditions in Section
13.01 have been met or waived and that the Reorganized Debtors have substantially performed the obligations required under the Plan to be performed by them on the Effective Date shall establish conclusively that the Plan has been substantially consummated.


                                  ARTICLE XIV.

                            RETENTION OF JURISDICTION


     14.01. Jurisdiction of Bankruptcy Court. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Bankruptcy Court will retain jurisdiction of the Chapter 11 Cases for the following purposes:

          (a) To hear and determine any and all pending applications for the rejection, assumption or assignment of executory contracts and leases, any objections to Claims resulting therefrom, and the allowance of any Claims resulting therefrom;

          (b) To hear and determine any and all applications, adversary proceedings, contested matters and other litigated matters pending on the Effective Date or permitted to be commenced thereafter under the Bankruptcy Code and the Bankruptcy Rules;

          (c) To ensure that the distributions to Holders of Allowed Claims are accomplished as provided herein;

          (d) To hear and determine any objections to Claims Filed both before and after Confirmation; to allow or disallow, in whole or in part, any Disputed Claim; and to hear and determine other issues presented by or arising under the Plan;

          (e) To enter and implement such orders as may be appropriate in regard to the Confirmation Order and the Plan;

          (f) To hear and determine all applications of professionals for compensation and reimbursement of expenses under Sections 330, 331 or 503(b) of the Bankruptcy Code;

          (g) To hear the Debtors' or the Reorganized Debtors' application, if any, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code (after Confirmation, the Debtors or the Reorganized Debtors may also, so long as they do not adversely affect the interest of Holders of Allowed Claims, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of the Plan);

          (h) To hear and determine disputes arising in connection with the interpretation of the Plan or its implementation, including disputes among Holders of Allowed Claims and disputes arising under any other agreements, documents or instruments executed in connection with the Plan;

          (i) To construe and to take any action to enforce the Plan and issue such orders and injunctions as may be necessary for the consummation and implementation of the Plan;

          (j) To determine such other matters and for such purposes as may be provided in the Confirmation Order;

          (k) To hear and determine any motions or contested matters involving taxes, tax refunds, tax Claims, tax attributes and tax benefits and similar or related matters, with respect to the Debtors or the Estates arising on or prior to the Effective Date or relating to the period of administration of the Chapter 11 Cases or the Plan;

          (l) To hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the Bankruptcy Code; and

          (m) To enter a final decree closing the Chapter 11 Cases.

     14.02. Exception to Jurisdiction of Bankruptcy Court. Notwithstanding anything contained in the Plan to the contrary, the Bankruptcy Court shall not retain jurisdiction over matters relating exclusively to the enforcement of rights and remedies under the New Working Capital Facility or otherwise arising solely under the New Working Capital Facility.


                                   ARTICLE XV.

                            MISCELLANEOUS PROVISIONS

     15.01. Binding Effect of the Plan. The provisions of the Plan shall be binding upon and inure to the benefit of the Debtors, the Estates, the Reorganized Debtors, the New Regional Subsidiaries, Camelot Distribution Co., Inc., any Holder of any Claim or Interest treated herein, and each of their respective predecessors, successors, assigns, agents, officers and directors and, to the fullest extent permitted under Section 1141(a) of the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

     15.02. Nonvoting Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, the amended articles of incorporation of the Reorganized Debtors and the articles of incorporation of the New Regional Subsidiaries and Camelot Distribution Co., Inc. shall contain provisions prohibiting the issuance of nonvoting equity securities by the Reorganized Debtors, the New Regional Subsidiaries and Camelot Distribution Co., Inc., respectively.

     15.03. Authorization of Corporate Action. The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable nonbankruptcy law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan in the name and on behalf of the Debtors and the Reorganized Debtors.

     15.04. Listing of Stock. CMH or Reorganized CMH shall use its reasonable best efforts to cause the New Common Stock to be listed or admitted to trading on the NASDAQ or another nationally recognized securities exchange.

     15.05. Retiree Benefits. On and after the Effective Date, the Reorganized Debtors shall continue to pay any retiree benefits, as that term is defined in
Section 1114(a) of the Bankruptcy Code, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, without prejudice to the Reorganized Debtors' rights under applicable nonbankruptcy law to modify, amend or terminate the foregoing arrangements.

     15.06. Withdrawal of the Plan. The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If they do so, the Plan shall be null and void. If the Debtors revoke or withdraw the Plan without the consent of the Committee, the Debtors' exclusive periods to file a plan of reorganization and to solicit acceptances thereto under Section 1121 of the Bankruptcy Code shall be automatically terminated on the date of such revocation or withdrawal, as to the Committee only, without further order of the Bankruptcy Court.

     15.07. Final Order. Except as otherwise expressly provided in the Plan, any requirement in the Plan for a Final Order may be waived by the Debtors or, after the Effective Date, the Reorganized Debtors upon written notice to the Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

     15.08. Notice. All notices required to be given to the Debtors under the Plan, if any, shall be in writing and shall be sent by first class mail, postage prepaid, or by overnight courier to:

     Camelot Music, Inc.
     8000 Freedom Avenue, N.W.
     North Canton, Ohio  44720
     Attn: Jack K. Rogers
     Tel:  (330) 494-2282

     with copies to:

     White & Case
     1155 Avenue of the Americas
     New York, New York  10036
     Attn: Howard S. Beltzer
           Evan C. Hollander
           Michael C. O'Sullivan
     Tel:  (212) 819-8200

     and

     Young, Conaway, Stargatt & Taylor
     11th Floor - Rodney Square North
     P.O. Box 391
     Wilmington, Delaware 19899
     Attn: James L. Patton, Jr.
           S. David Peress
     Tel:  (302) 571-6600

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under the Plan shall be effective when received.

     15.09. Dissolution of Committee. When the Plan becomes effective as set forth in Section 13.02, the Committee shall cease to exist and its members and professional advisors shall be released and discharged from all further authority, duties, responsibilities and obligations relating to, arising from or in connection with the Chapter 11 Cases.

     15.10. Amendments and Modifications. The Debtors or the Reorganized Debtors, with the consent of the Committee, may modify the Plan both before and after Confirmation in accordance with the provisions of Section 1127 of the Bankruptcy Code.

     15.11. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day that is a Business Day.

     15.12.  Section  1145  Exemption.  To the fullest  extent  permitted  under
Section 1145 of the Bankruptcy Code, the offer or sale under the Plan of the New Common Stock and the options for the purchase of New Common Stock, and any transactions by a stockbroker complying with Section 1145(a)(4) of the
Bankruptcy  Code  in  such  securities,   shall  be  and  are  exempt  from  the
registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities. The offer and sale of the New Common Stock and the options for the purchase of New Common Stock under the Plan are deemed to be a public offering of the New Common Stock and the options for the purchase of New Common Stock. Certain Holders of New Common Stock who, due to the
magnitude of their holdings as of the Effective Date, may be deemed "underwriters" pursuant to Section 1145(b) of the Bankruptcy Code, will become parties with Reorganized CMH to a registration rights agreement affording them certain limited registration and other rights, all as more fully set forth therein.

     15.13.  Section  1146  Exemption.  To the fullest  extent  permitted  under
Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer under the Plan, or the revesting, transfer or sale of any real or other property of or to the Debtors, the Reorganized Debtors, the New Regional Subsidiaries or Camelot Distribution Co., Inc. under the Plan (including, without limitation, the transfer of property in accordance with the Transfer Agreements and the Wall Asset Purchase Agreement), shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

Wilmington, Delaware
November 7, 1997

                           CM HOLDINGS, INC.
                           Debtor and Debtor in Possession

                           By: /s/ Jack K. Rogers
                              ----------------------
                              Jack K. Rogers
                              Executive Vice President and
                                Chief Financial Officer


                           CAMELOT MUSIC, INC.
                           Debtor and Debtor in Possession

                           By: /s/ Jack K. Rogers
                              ----------------------
                              Jack K. Rogers
                              Executive Vice President and
                                Chief Financial Officer


                           G.M.G. ADVERTISING, INC.
                           Debtor and Debtor in Possession

                           By: /s/ Jack K. Rogers
                              ----------------------
                              Jack K. Rogers
                              Executive Vice President and
                                Chief Financial Officer


                           GRAPEVINE RECORDS AND TAPES, INC.
                           Debtor and Debtor in Possession

                           By: /s/ Jack K. Rogers
                              ----------------------
                              Jack K. Rogers
                              Executive Vice President and
                                Chief Financial Officer


         White & Case
         1155 Avenue of the Americas
         New York, New York  10036
         (212) 819-8200
         Howard S. Beltzer (HSB-5721)
         Evan C. Hollander (ECH-0191)
         Michael C. O'Sullivan (MCO-2355)

         and

         Young, Conaway, Stargatt & Taylor
         11th Floor - Rodney Square North
         P.O. Box 391
         Wilmington, Delaware 19899
         (302) 571-6600
         James L. Patton, Jr. (No. 2022)
         S. David Peress (No. 2679)

         Co-Counsel for Debtors and
           Debtors in Possession